Exhibit 19
HAWKINS, INC.
Insider Trading Policy

I. Purpose
The purpose of this Securities Trading and Information Disclosure Policy is to promote compliance with applicable securities laws by Hawkins, Inc. (the “Company”) and its directors, officers, employees, agents, advisors and independent contractors.
II. Applicability
This Securities Trading and Information Disclosure Policy is applicable to all directors, officers and employees of the Company and to those agents, advisors and independent contractors of the Company specifically identified by the Chief Executive Officer of the Company as being covered by this policy, and to their agents, advisors and independent contractors.
III. Policy
If a director, officer or employee or any covered agent, advisor or independent contractor of the Company has material, non-public information relating to the Company, it is the policy of the Company (and the requirements of the U.S. securities laws) that neither that person nor any family member of that person may buy or sell securities, or puts, calls or options on the securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material, non-public information relating to any other company with publicly traded securities obtained in the course of employment by or association with the Company. The guidelines set forth below should be considered specific means of effecting this Policy and, as such, should be followed by all directors, officers and employees and covered agents, advisors and independent contractors of the Company.
IV. Reasons for this policy
Insider trading (that is, trading on material, non-public information) is against both federal and state securities laws. Such laws are often strictly enforced by the Securities and Exchange Commission and state securities regulators. Because of the very substantial penalties imposed by such laws, because the Company’s reputation is among its most important assets and because the potential damage to both your reputation and the Company’s reputation is very serious if you are accused of insider trading, the Company has adopted the Policy. Federal securities laws also prohibit selective disclosure (that is, disclosure of material, non-public information to certain market participants prior to public release of such information). Selective disclosure may result in penalties against the Company or the individual making the selective disclosure.
V. Definitions
Who is an “Insider”?
Any person who possesses material, non-public information is considered an insider as to that information. Insiders generally include directors, officers and employees of the Company, and those persons in a special relationship with the Company (e.g., its auditors, attorneys and consultants). The definition of insider is transaction specific. In other words, an individual is an insider with respect to each material, non-public item of information of which he or she is aware. Securities Trading and Information Disclosure Policy
What is “Material Information”?
The courts have said that information is material if a reasonable investor, given the total mix of available information, would consider the information important in deciding whether to buy, hold or sell securities-- or put another way, if public disclosure of the information might reasonably be expected to affect the price of the securities.
Examples of Material Information Include:
•Revenue, earnings or other operating results not yet released
•Projections of future earnings or losses
•Mergers, acquisitions, tender offers, joint ventures or changes in assets
•New products or discoveries or developments regarding customers or suppliers (such as acquisition or loss of contract)
     •     Changes in control or management
     •     Changes in auditors

     •     Events regarding the Company’s securities, such as dividends, sales of securities or repurchase plans
     •      Bankruptcies or receiverships
The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. Companies have found a wide range of information to be material and the materiality of particular information is subject to reassessment on a regular basis.
What is “Non-Public Information”?
Non-public information is any information that has not been disclosed generally to the public. Information that is received under circumstances that indicate the information is not yet in general circulation should be assumed to be non-public. Information is not considered to be known to the public immediately upon issuance of a press release but is public information only after there is adequate time for the news to be circulated and absorbed by the market and investors.
VI. Trading Guidelines
The following guidelines should be followed to ensure compliance with this Policy and to protect yourself from accusations of insider trading. The guidelines apply even if you want to make the proposed purchase or sale for reasons having nothing to do with your possession of the insider information, such as your desire to raise money for unanticipated expenditures.
Do not trade until the third day after information regarding the Company has been publicly released
To allow the Company’s shareholders and the investing public a reasonable amount of time to receive and act upon information released about the Company, you may not buy or sell the Company’s securities until the third business day after the information has been released, at which time you may again buy or sell the Company’s securities.
Do not disclose material insider information
You may not give anyone, including relatives, friends or work associates, any non-public information regarding the Company, either orally or in writing. Furthermore, if you are in possession of material, non-public information, you may not make any recommendations that may encourage or discourage others from buying securities of the Company (even though you do not actually disclose the information behind such recommendations).
Do not trade Company securities when you are aware of material, non-public information
You may not buy or sell stock of the Company (including options to purchase any shares of the Company’s stock or securities convertible into or exchangeable for shares of the Company’s stock) when you are aware of material, non-public information about financial or other matters of the Company.
Avoid speculation and other practices that may appear to be based on non-public information
Purchases of the Company’s securities should be made as long-term investments. You should not engage in short selling of the Company’s securities, which would reward you for downward changes in price, because, in hindsight, such sales are likely to appear to have resulted from the possession of non-public information. You also should not engage in other speculative trading the Company’s securities, including writing or trading in options, warrants, puts and calls on the Company’s stock. In addition, the Company encourages employees to avoid frequent trading in Company stock, because frequent trading also may give the appearance, in hindsight, hat such sales were based on non-public information.
You are also responsible for transactions by your family members
This Policy applies to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household and, as described below, you should not “tip” information to your family members, or anybody else. Do not “tip” information to others It is inappropriate, and illegal, for a person in possession of material, non-public information to provide other people with such information or to recommend that they buy or sell securities based upon that information, even if they do not give the other person the specific information. This is called “tipping” by securities regulators and can result in punishment of both the tipper and tippee. Accordingly, do not share non-public financial or other information with anyone outside of the Company (except its legal counsel or accountants, as appropriate). Do not share any such information with employees of the Company except as required for the Company’s business. Do not share non-public information with anyone if you suspect that the recipient might buy or sell securities of the Company in response to the information. Do not recommend to others the purchase or sale of the Company’s securities while you are arguably in possession of insider information.
These policies also apply to trading in other securities
In the course of your business relationships with other companies on behalf of the Company, such as our dealers, customers or suppliers, you may receive significant non-public information regarding such other companies. This Policy applies equally to disclosure and discussion of information related to such other companies.

Your transactions will be evaluated with the benefit of twenty-twenty hindsight
Remember, if your securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight. This is particularly true where you may have non-public information that you do not consider to be material, but which others, including courts, may consider to be material.
VII. What May Happen
Even if you in fact possessed no non-public information, if you buy or sell the Company’s securities shortly before an event that affects their market price, you may be investigated by the Securities and Exchange Commission, the NASDAQ Stock Market, or others. The same is true if such a purchase or sale is undertaken by one of your friends, relatives or work associates. Defending against such a charge is very difficult, expensive and embarrassing for both you and for the Company. Although it is impossible to assure that your trading in securities of the Company will not occur shortly before such a price change, it is very important that you strive to avoid even an appearance that you might have traded while in possession of non-public financial or other information.
VIII. Possible Penalties
Individuals who trade on material, non-public information, or who “tip” such information to others may be subject to the following:
•     A civil penalty of up to 3 times the profit made or loss avoided;
•     A criminal fine (no matter how small the profit) of up to $1 million; and
•     A jail term of up to ten years.
•     In addition, if you violate this Policy, the Company may take any disciplinary action that it determines to be appropriate, up to and including termination of your employment for cause.
IX. Transactions Pursuant to Certain Contracts, Instructions or Plans
You may buy or sell securities of the Company pursuant to certain contracts, instructions and plans regardless of whether you have material, non-public information so long as you are not aware of material, non-public information when you enter into or adopt the contract, instructions or plan. Prior to entering into any such contract, instruction or plan, you should provide a copy to the Compliance Officer. The Compliance Officer may request that the existence of the contract, instruction or plan be disclosed publicly.
Modifying or terminating a contract, instruction or plan
Once your contract, instruction or plan has been put in place, all proposed modifications of the contract, instruction or plan must be provided to or reviewed by the Compliance Officer prior to implementation.
Transactions pursuant to an approved contract, instruction or plan
After your contract, instruction or plan has been put in place, purchases or sales of the Company’s securities may proceed in accordance with the contract, instruction or plan even if you become aware of material, non-public information. You may not alter or deviate from the terms of the approved contract, instruction or plan and you may not engage in any corresponding or hedging transactions.
X. Officers, Directors and certain Employees
If you are an officer, director or employee of the Company with frequent access to material, non-public information regarding the Company, you are subject to additional restrictions (set forth in the Supplemental Policy to this Policy) on your ability to buy or sell securities of the Company.
XI. Information Disclosure Guidelines
All requests for information from financial analysts, investors or others must be routed through and addressed by the Company’s Chief Executive Officer or Chief Financial Officer. In no case should you attempt to respond to an individual’s questions yourself or should you volunteer information to them.
If, for example, a financial analyst calls, you should direct them to one of the company’s authorized spokespersons listed above and indicate that our corporate policy designates that these authorized spokespersons are the only ones who can speak for the Company on these matters. If an authorized spokesperson expressly delegates authority to you to speak on behalf of the Company, you may do so to the extent authorized. These are the same procedures to follow if anyone from the media (newspaper, television, radio, etc.) should contact you.

As a part of the Company’s information disclosure policy, you should not post or otherwise disseminate any Company information on the internet, such as through chat rooms, or any other means of communication. Dissemination of material, non-public information about the Company violates this policy and may result in disciplinary action up to and including termination of employment.
XII. Important Disclaimer
The purposes of this Policy are to provide information concerning the current legal restrictions on securities trading by Company personnel, provide information concerning the current legal restrictions on selective disclosure and to impress upon the Company’s directors, officers, employees, agents and advisors the importance the Company places on complying with these restrictions. This Policy is not intended to result in the imposition of any liability to the Company that would not exist in the absence of this Policy.
XIII. Assistance
Any person with questions about specific transactions may obtain additional guidance from the Company’s designated Compliance Officer. Remember, however, that the ultimate responsibility for adhering to these policies and avoiding improper transactions rests with each individual.